Exhibit 99.1

Hannon Armstrong Sustainable Infrastructure Capital, Inc. Announces Q2 2014 Core Earnings of

$0.22 per Share

ANNAPOLIS, MD, Aug. 11, 2014 /PRNewswire/ — Hannon Armstrong Sustainable Infrastructure Capital, Inc. (“Hannon Armstrong,” “we,” “our” or the “Company;” NYSE: HASI), a leading sustainable infrastructure investor, today reported Core Earnings for the quarter ended June 30, 2014, of $4.7 million or $0.22 per share. On a GAAP basis, the Company recorded net income of $2.9 million, or $0.13 per share, in the quarter. Core Earnings for the six months ended June 30, 2014, were $8.0 million, or $0.43 per share.

“April 23, 2014, marked the first anniversary of HASI’s initial public offering (IPO) and we are pleased to continue our success with the accomplishments of the second quarter of 2014. Since the IPO, we have completed nearly $1 billion of transactions. For the quarter, we generated and paid a $0.22 dividend, completed a follow-on equity raise and closed more than $200 million in transactions. This includes acquiring a portfolio of long-duration lease streams for solar and wind projects as well as the rights to finance additional transactions from this new platform client,” said Chief Executive Officer Jeffrey Eckel. “As we have demonstrated over the past few quarters, we continue to execute on high credit quality transactions that should translate well into dividend growth for our shareholders.”

Highlights

•	Raised approximately $70 million in April 2014 in a follow-on offering.

•	Increased the flexibility, and expanded the capacity by $200 million, of the existing credit facility.

•	Completed more than $200 million of transactions in the second quarter, including the acquisition of a $107 million portfolio of land and land leases for solar and wind projects.

•	Diversified pipeline of investment opportunities remains in excess of $2.0 billion.

“Opportunities for HASI continue to be robust,” said Eckel. “The recently announced Presidential initiative calling for an additional $2.0 billion of federal energy efficiency projects and the EPA proposed regulations to cut carbon emissions from existing power plants will encourage more investments in energy efficiency and clean energy throughout the country. HASI is well positioned to capitalize on these opportunities and will continue to seek projects generating attractive risk-adjusted yields.”

Portfolio

Our Portfolio of financing receivables, investments and real estate held on our balance sheet rose to $591 million, compared with $487 million in the prior quarter. The Portfolio consists of $169 million of energy efficiency investments, $343 million of clean energy (wind and solar) investments and $79 million of other sustainable infrastructure investments, with 97% of the Portfolio rated investment grade. The following is an analysis of the credit quality of the portfolio:

	Investment Grade
	Federal(1)	State, Local, Institutions(2)	Commercial Externally Rated(3)	Commercial Rated Internally(4)	Commercial Other(5)	Total
	($ in millions)
Financing receivables	$195.9	$73.8	$22.0	$163.5	$0.8	$456.0
Investments available-for-sale	—	—	43.3	7.8	16.6	67.7
Real estate(6)	—	—	—	67.2	—	67.2

Total	$195.9	$73.8	$65.3	$238.5	$17.4	$590.9

% of Total Portfolio	33.1%	12.5%	11.1%	40.4%	2.9%	100.0%
Average Balance(7)	$7.7	$24.6	$21.8	$13.3	$16.6	$11.7

(1)	Transactions where the ultimate obligor is the U.S. federal government. Transactions may have guaranties of energy savings from third-party service providers, the majority of which are investment grade rated entities.
(2)	Transactions where the ultimate obligors are state or local governments or institutions such as hospitals or universities where the obligors are rated investment grade (either by an independent rating agency or based upon our credit analysis). Transactions may have guaranties of energy savings from third-party service providers, the majority of which are investment grade rated entities.
(3)	Transactions where the projects or the ultimate obligors are commercial entities that have been rated investment grade by one or more independent rating agencies. This includes an investment grade rated debt security with a fair value of $38.2 million that matures in 2035 whose obligor is an entity whose ultimate parent is Berkshire Hathaway Inc.
(4)	Transactions where the projects or the ultimate obligors are commercial entities that have been rated investment grade using our internal credit analysis.
(5)	Transactions where the projects or the ultimate obligors are commercial entities that have ratings below investment grade either by an independent rating agency or using our internal credit analysis. Financing receivables are net of an allowance for credit losses of $11.0 million. Investments include a senior debt investment of $16.6 million on a wind project that is owned by NRG Energy, Inc.
(6)	Includes the real estate and the related lease intangible assets.
(7)	Average remaining balance excludes 66 transactions, each with outstanding balances that are less than $1.0 million and that in the aggregate total $16.5 million.

Second-Quarter 2014 Financial Results

Hannon Armstrong reported second-quarter Core Earnings of $4.7 million, or $0.22 per share, as compared with Core Earnings of $3.3 million, or $0.20 per share, in Q1 2014. The increase in Core Earnings is largely due to an increase in gains on the sale of investments and receivables and one month of the income from our new $107 million investment in wind and solar land and land leases. As set out in the reconciliation table below, Core Earnings represent earnings attributable to the shareholders, excluding earnings allocated to minority interest holders, non-cash equity-based compensation, amortization of intangible assets, provision for credit losses, business acquisition costs and non-cash income taxes. We recorded a GAAP profit attributable to controlling shareholders of $2.8 million, or $0.13 per share, for the quarter.

Total revenue net of investment interest expense increased to $7.6 million from $5.7 million in Q1 2014, as a result of a $1.2 million increase in other investment revenue due to a higher level of gains on sales of investments and receivables and a $0.7 million increase in net investment revenue largely due to new transactions originated in the second half of the quarter. For the quarter, core other expenses, net, were $2.9 million versus $2.3 million due to an increase in non-management compensation costs and higher professional fees.

As of June 30, 2014, we had 37% of our debt at fixed rates as shown in the chart below ($ in millions):

	June 30, 2014	% of Total
	($ in millions)
Floating-Rate Credit Facility	$166.2	63.1%
Fixed-Rate HASI SYB	97.4	36.9%

Total Debt- June 30, 2014(1)	$263.6	100.0%

(1)	Excludes match-funded other nonrecourse debt of $145.0 million where the debt is match-funded with corresponding assets and we have no interest rate risk.

As of June 30, 2014, leverage, as measured by debt-to-equity, was 1.2 to 1. This calculation excludes the other nonrecourse match-funded debt where we do not have interest rate risk.

“We were able to invest the $70 million from the April 2014 equity raise, as well as an additional $49 million in credit facility borrowings, in new transactions in the quarter,” said Chief Financial Officer Brendan Herron. “We continue to focus on originating high quality assets to grow the portfolio, while strategically increasing leverage through the use of our credit facility and the issuance of additional HASI SYB fixed-rate asset-backed securities.”

An explanatory note providing additional details on Core Earnings and the Company’s predecessor entity, including a reconciliation of our net income to Core Earnings, as well as our condensed consolidated statements of operations and balance sheets, is attached to this press release.

Conference Call and Webcast Information

Hannon Armstrong will host an investor conference call today at 5:00 pm ET. Interested parties are invited to listen to the conference call by dialing 1-877-407-0784, or for international callers, 1-201-689-8560, and provide the conference ID # 13586437 or ask for the Hannon Armstrong conference call.

Replays of the entire call will be available through August 18, 2014 at 1-877-870-5176, or, for international callers, at 1-858-384-5517, conference ID # 13586437. A webcast of the conference call will also be available through the Investor Relations section of the Company’s website, at www.hannonarmstrong.com.

A copy of this press release is also available on the Company’s website.

About Hannon Armstrong

Hannon Armstrong makes debt and equity investments in sustainable infrastructure projects. The Company focuses on profitable projects that increase energy efficiency, provide cleaner energy, positively impact the environment or make more efficient use of natural resources. Hannon Armstrong targets projects that have high credit quality obligors, fully contracted revenue streams and inherent economic value.

The Company, based in Annapolis, Maryland, intends to elect and qualify to be taxed as a real estate investment trust (REIT) for federal income-tax purposes, commencing with its taxable year ended Dec. 31, 2013.

Forward-Looking Statements

Some of the information contained in this press release are forward-looking statements and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “target,” or similar expressions, are intended to identify such forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2013 that was filed with the U.S. Securities and Exchange Commission, as well as in other reports that we file with the SEC. Those factors include:

•	our acquisition and integration of American Wind Capital Company, LLC (“AWCC”);

•	the state of government legislation, regulation and policies that support energy efficiency, clean energy and sustainable infrastructure projects and that enhance the economic feasibility of energy efficiency, clean energy and sustainable infrastructure projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy; our relationships with originators, investors, market intermediaries and professional advisers;

•	our ability to complete potential new financing opportunities in our pipeline;

•	competition from other providers of financing;

•	our or any other companies’ projected operating results;

•	actions and initiatives of the U.S. federal, state and local government and changes to U.S. federal, state and local government policies and the execution and impact of actions, initiatives and policies undertaken by these authorities;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities; economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations; general volatility of the securities markets in which we participate; changes in the value of our assets;

•	our portfolio of assets; our investment and underwriting process;

•	interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our target assets;

•	change in commodity prices;

•	effects of hedging instruments on our assets;

•	rates of default or decreased recovery rates on our target assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to qualify, and maintain our qualification, as a REIT for U.S. federal income-tax purposes;

•	our ability to maintain our exception from registration under the Investment Company Act of 1940;

•	availability of opportunities to originate energy efficiency, clean energy and sustainable infrastructure projects;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future; and

•	our understanding of our competition.

Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this earnings release.

The risks included here are not exhaustive. Additional factors could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Investor Relations

410-571-6189

investors@hannonarmstrong.com

EXPLANATORY NOTES

Financial Results Prior to the Date of the IPO

The Company completed its initial public offering of its shares of common stock (the “IPO”) on April 23, 2013. Concurrently, Hannon Armstrong Capital, LLC (the “Predecessor”), the entity that operated the historical business prior to the consummation of the IPO, became a subsidiary of the Company. To the extent any of the financial data included in this earnings release is as of a date or from a period prior to April 23, 2013, such financial data is that of the Predecessor. The financial data for the Predecessor for such periods do not reflect the material changes to the business as a result of the capital raised in the IPO, including the broadened types of projects undertaken, the enhanced financial structuring flexibility and the ability to retain a larger share of the economics from the origination activities. Accordingly, the financial data for the Predecessor is not necessarily indicative of the Company’s results of operations, cash flows or financial position following the completion of the IPO.

Core Earnings

Core Earnings is a non-GAAP financial measure. The Company calculates Core Earnings as GAAP net income (loss), excluding non-cash equity compensation expense, amortization of intangibles, provision for credit losses, acquisition transaction expenses and any non-cash tax charges. The amount is also adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as approved by a majority of the Company’s independent directors.

The Company believes that Core Earnings provides an additional measure of its core operating performance by eliminating the impact of certain non-cash expenses and facilitating a comparison of its financial results to those of other comparable REITs with fewer or no non-cash charges and comparison of its own operating results from period to period. The Company’s management uses Core Earnings in this way. The Company believes that its investors also use Core Earnings or a comparable supplemental performance measure to evaluate and compare the Company’s performance to its peers, and as such, the Company believes that the disclosure of Core Earnings is useful to its investors.

Core Earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of the Company’s cash flow from operating activities (determined in accordance with GAAP), a measure of the Company’s liquidity or an indication of funds available to fund its cash needs, including its ability to make cash distributions. In addition, the Company’s methodology for calculating Core Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, the Company’s reported Core Earnings may not be comparable to the Core Earnings reported by other REITs.

The Company calculated its Core Earnings and provides a reconciliation of its net income to Core Earnings for the three and six months ended June 30, 2014, in the table below:

	For the three months ended		For the six months ended
	June 30, 2014	Per Share	June 30, 2014	Per Share
	($ in thousands except per share data)
Net income attributable to controlling shareholders	$2,828	$0.13	$5,581	$0.29
Adjustments attributable to controlling shareholders(1):
Non-cash equity-based compensation charge	1,495		1,938
AWCC acquisition costs	1,086		1,083
Amortization of intangibles	87		137
Non-cash provision for taxes	(816)		(756)

Core Earnings(2)	$4,680	$0.22	$7,983	$0.43

(1)	Includes only the portion of the adjustment that is allocated to the controlling shareholders.
(2)	Core Earnings per share for the quarter is based on 20,904,721 shares and for the six months ended June 30, 2014, is based on 18,711,697 shares, which represents the weighted average number of fully diluted shares outstanding and excludes the share equivalent of the minority interest in the Operating Partnership, as the income attributable to the minority interest is also excluded.

The table below provides a reconciliation of the GAAP Other Expenses, net to Other Expenses, net (Core Earnings):

	For the three months ended
	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013
	(in thousands)
Other Expenses, net (GAAP)	$5,527	$2,826	$3,000	$2,902	$8,638
Adjustments:
Non-cash equity-based compensation charge	(1,520)	(450)	(450)	(450)	(6,178)
AWCC acquisition costs	(1,104)	—	—	—	—
Amortization of intangibles	(50)	(51)	(51)	(51)	(54)

Other Expenses, net (Core Earnings)	$2,853	$2,325	$2,499	$2,401	$2,406

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Net Investment Revenue:
Interest income, financing receivables	$5,229	$3,401	$9,847	$6,112
Interest income, investments	1,138	—	2,432	—
Rental income	410	—	410	—

Investment Revenue	6,777	3,401	12,689	6,112
Investment interest expense	(3,684)	(2,069)	(7,214)	(4,305)

Net Investment Revenue	3,093	1,332	5,475	1,807
Provision for credit losses	—	—	—	—

Net Investment Revenue, net of provision for credit losses	3,093	1,332	5,475	1,807
Other Investment Revenue:
Gain on sale of receivables and investments	4,272	884	6,246	884
Fee income	207	648	1,550	929

Other Investment Revenue	4,479	1,532	7,796	1,813

Total Revenue, net of investment interest expense and provision	7,572	2,864	13,271	3,620

Compensation and benefits	(2,924)	(7,292)	(4,537)	(8,443)
General and administrative	(1,445)	(1,237)	(2,598)	(1,927)
Depreciation and amortization of intangibles	(61)	(111)	(123)	(216)
Acquisition costs	(1,104)	—	(1,104)	—
Other interest expense	—	(7)	—	(56)
Other income	7	9	9	29

Other Expenses, net	(5,527)	(8,638)	(8,353)	(10,613)

Net income (loss) before income taxes	2,045	(5,774)	4,918	(6,993)
Income tax benefit	830	—	770	—

Net Income (Loss)	$2,875	$(5,774)	$5,688	$(6,993)

Net income (loss) attributable to non-controlling interest holders	47	(802)	107	(2,021)

Net Income (Loss) Attributable to Controlling Shareholders	$2,828	$(4,972)	$5,581	$(4,972)

Basic earnings per common share	$0.13	$(0.32)	$0.29	$(0.32)

Diluted earnings per common share	$0.13	$(0.32)	$0.29	$(0.32)

Weighted average common shares outstanding — basic	19,973,393	15,439,311	17,944,432	15,439,311
Weighted average common shares outstanding — diluted	20,904,721	15,439,311	18,711,698	15,439,311

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ IN THOUSANDS)

(UNAUDITED)

	For the Three Months Ended
	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013
Net Investment Revenue:
Total investment revenue	$6,777	$5,912	$6,073	$5,180
Investment interest expense	(3,684)	(3,530)	(2,920)	(2,590)

Net Investment Revenue	3,093	2,382	3,153	2,590
Provision for credit losses	—	—	(11,000)	—

Net Investment Revenue, net of provision	3,093	2,382	(7,847)	2,590
Other Investment Revenue:
Gain on securitization of receivables	4,272	1,974	2,827	1,885
Fee income	207	1,343	234	321

Other Investment Revenue	4,479	3,317	3,061	2,206

Total Revenue, net of investment interest expense and provision	7,572	5,699	(4,786)	4,796

Compensation and benefits	(2,924)	(1,613)	(1,890)	(1,979)
General and administrative	(1,445)	(1,153)	(1,051)	(866)
Depreciation and amortization of intangibles	(61)	(62)	(63)	(61)
Acquisition costs	(1,104)	—	—	—
Other income	7	2	4	4

Other Expenses, net	(5,527)	(2,826)	(3,000)	(2,902)

Net income (loss) before income tax	2,045	2,873	(7,786)	1,894
Income tax benefit (expense)	830	(60)	251	—

Net Income (Loss)	$2,875	$2,813	$(7,535)	$1,894

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

	June 30, 2014	Dec. 31, 2013
Assets
Financing receivables	$456,073	$347,871
Financing receivables held-for-sale	—	24,758
Investments held-to-maturity	—	91,964
Investments available-for-sale	67,640	3,213
Real estate	50,318	—
Real estate-related intangible assets	16,907	—
Securitization assets	6,221	6,144
Cash and cash equivalents	38,691	31,846
Restricted cash and cash equivalents	9,557	49,865
Other intangible assets, net	1,604	1,706
Goodwill	5,942	3,798
Other assets	11,176	10,267

Total Assets	$664,129	$571,432

Liabilities and Equity
Liabilities:
Accounts payable, dividends payable and accrued expenses	$17,361	$7,296
Deferred funding obligations	15,394	74,675
Credit facility	166,191	77,114
Asset-backed nonrecourse notes (secured by financing receivables of $108.2 million and $109.5 million, respectively)	97,393	100,081
Other nonrecourse debt (secured by financing receivables of $141.6 million and $156.4 million, respectively)	144,953	159,843
Deferred tax liability	693	1,799

Total Liabilities	441,985	420,808

Non-controlling interest currently redeemable for cash	4,918	—

Equity:	—	—
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 21,774,411 and 15,892,927 shares issued and outstanding respectively	218	159
Additional paid in capital	231,620	160,120
Retained deficit	(16,918)	(13,864)
Accumulated other comprehensive income	2,306	110
Non-controlling interest	—	4,099

Total Equity	217,226	150,624

Total Liabilities and Equity	$664,129	$571,432